<page 1>
                                Registration No. 333 --
   As filed with the Securities and Exchange Commission on August 2, 1996
__________________________________________________________________________
                     SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
_______________________________________________________________________
                               Form  S-3
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933

                             INTERSYSTEMS,INC.
        (Exact name of registrant as specified in its charter)

            Delaware                               13-3256265
(State or other jurisdiction of       (I.R.S. Employer Identification No.)
incorporation or organization)

    8790 Wallisville Road, Houston, Texas  77029     (713) 675-0307
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               Fred S. Zeidman, President, InterSystems, Inc. 8790
   Wallisville Road, Houston, Texas  77029     (713) 675-0307
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            With copies to:
                           Clare J. Attura, Esq.,

         537 Steamboat Road, Greenwich, CT  06830  FAX (203) 629-1961

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Act, please check the following box and list the Act registration statement number of the earlier registration statement for the same offering. [ ] ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Act, check the following box and list the Act registration statement number of the earlier effective registration statement for the same
offering.     [  ] _____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                          ___________________
              Page   1 of 24 Pages; Exhibits begin on page 22

                       CALCULATION OF REGISTRATION FEE
___________________________________________________________________________
Title of Each                     Proposed
Class of                          Maximum        Proposed
Securities        Amount          Offering       Maximum      Amount of
to be             to be           Price          Aggregate    Registration
Registered        Registered      Per Unit(1)    Price        Fee
___________________________________________________________________________
Common Stock    1,760,000         $1.375 (3)      $2,420,000   $ 834.42

Common Stock      780,000(2)      $1.80  (4)      $1,404,000   $ 484.10
Common Stock       35,000(2)      $3.50  (5)      $  122,500   $  42.24
Common Stock       36,250(2)      $1.375 (6)      $   49,844   $  17.19

    Total       2,611,250                                     $1,377.95
____________________________________________________________________________

(1)  Estimated solely for purposes of calculation of the registration fee.

(2) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Act"), this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

(3) Pursuant to Rule 457(c), the offering price with respect to the Placement Shares and the Zeidman Shares is based upon the average of the high and low prices reported on the American Stock Exchange on July 30, 1996 (being within 5 business days prior to the date of the filing of this registration statement).

(4) Pursuant to Rule 457(g), the offering price with respect to the Fund Warrant Shares is based upon the price at which the Warrants may be exercised.

(5) Pursuant to Rule 457(g), the offering price with respect to the Fund Warrant Shares is based upon the price at which the Fund Warrants may be exercised.

(6) Pursuant to Rule 457(g), the offering price with respect to the Fund Fee Shares is based upon the average of the high and low prices reported on the American Stock Exchange on July 30, 1996 (being within 5 business days prior to the date of the filing of this registration statement).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


            Page   2 of 24 Pages; Exhibits begin on page 22






<page 3>

PROSPECTUS

                              INTERSYSTEMS, INC.
                   ________________________________________


                   2,611,250 Shares of Common Stock


                   ________________________________________

 This Prospectus relates to the offer and sale of 2,611,250 shares of common stock of InterSystems, Inc. (the "Company"), $.01 par value per share (the "Common Stock") for the account of the Selling Stockholders identified herein as follows:

    1,560,000 shares (the "Placement Shares") sold by the Company in a private placement of 39 Units which commenced in December 31, 1995 and closed in January 1996. Each Unit consisted of 40,000 shares of Common Stock and 20,000 Common Stock Purchase Warrants expiring January 15, 2000 (the "Warrants") for a purchase price of $55,000 per Unit;

    780,000 shares (the "Warrant Shares") issuable upon exercise of the Warrants;

    200,000 shares (the "Zeidman Shares") sold by the Company in a private placement to Mr. Fred Zeidman, President of the Company at a price of $1.00 per share, being the closing price of the Common Stock on the American Stock Exchange (the "AMEX") on June 24, 1993, the date of the sale;

    35,000 shares (the "Fund Warrant Shares") issuable to The Mezzanine Financial Fund, L.P. (the "Fund"), a lender to the Company, upon exercise at $3.50 per share of 35,000 Common Stock Purchase Warrants expiring December 31, 1999 (the "Fund Warrants"); and

    36,250 shares (the "Fund Fee Shares") issuable to the Fund upon conversion of a $36,250 indebtedness on account of an enhancement fee owing to the Fund from the Company in connection with a loan (the "Fund Fee"), at a conversion price of not less than $1.00 per share.

    The Placement Shares, the Warrant Shares, the Zeidman Shares, the Fund Warrant Shares and the Fund Fee Shares are hereinafter collectively referred to as the "Securities."

 The Warrants became exercisable at $1.80 per share commencing on the later of (i) July 15, 1996 or (ii) such date as the Warrant Shares were approved for listing on the AMEX, which occurred in February 1996. The Warrants are redeemable by the Company at a price of $.05 per warrant, upon not less than 30 days' prior notice, at such time as (i) the closing sales price of the Common Stock (as reported by the AMEX) is at least $2.50 on each of 30 consecutive trading days at a time when the Warrant Shares are registered under the Securities Act of 1933, as amended (the "Act").

            Page   3 of 24 Pages; Exhibits begin on page 22




<page 4>

    The Fund Warrants and the Fund Fee were awarded to the Fund in connection with a loan made by the Fund to the Company in September 1994, which was repaid in full in February 1996. The Fund Warrants were earned at the rate of 2,000 per month during the term of the loan, and the Fund Fee was earned at the inception of the loan. The maximum amount outstanding at any one time under the loan was $650,000. The Fund's right to convert the Fund Fee expires on February 16, 1997.

  The Securities being offered hereby are being offered to permit the sale of the Securities by the Selling Stockholders and the issuance of registered stock by the Company upon the exercise of the Warrants, the Fund Warrants and upon conversion of the Fund Fee. Additionally, the Securities offered by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, transferees or other successors in interest, on the AMEX (or such other exchange on which the Securities are listed at the time of sale) in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions.

    Addtionally, this Prospectus has been prepared for use, with the prior consent of the Company, by certain holders of the Warrants who will acquire shares of Common Stock upon exercise and who may wish to sell such shares in transactions in which they may (because of their relationship to the Company) be deemed to be underwriters within the meaning of the Act.

    This Prospectus also relates to such additional shares of Common Stock which may be issuable pursuant to the anti-dilution provisions of the Warrants and the Fund Warrants, which shares are being registered pursuant to Rule 416 promulgated under the Act.

    Other than proceeds equal to the aggregate exercise price of Warrants exercised, if any, the Company will not receive any proceeds from the sale of Common Stock offered hereby. The Company's Common Stock is presently listed on the AMEX under the symbol "II." The closing price for the Common Stock on the AMEX on July 30, 1996 was $1.375.

               _________________________________________

                      SEE "SPECIAL CONSIDERATIONS" FOR
      CERTAIN MATTERS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.

               _________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                   ________________________________________

            The date of this Prospectus is August 2, 1996.


            Page   4 of 24 Pages; Exhibits begin on page 22





<page 5>

No person is authorized in connection with the offering made by this Prospectus to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of this Prospectus or any sale made under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                         AVAILABLE INFORMATION

InterSystems, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission ( the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission at:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10001. Copies of such material can be obtained from the Public Reference Section of the Commission, in Washington, D.C. at prescribed rates. In addition, the Common Stock is listed on the American Stock Exchange, 86 Trinity Place, New York, N.Y. 10006, and reports, proxy and information statements and other information can be inspected at the offices of the Exchange.

                        -----------------------

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company incorporates by reference into this Prospectus the following documents and portions of documents:

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

2. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996.

3. All other reports filed pursuant to Section 13(a) or Section 15(d) of the 1934 Act since the date of this Prospectus.

4. The definitive Proxy Statement of the Company date June 1, 1995, relating to the 1995 Annual Meeting of Shareholders.

5. A description of the Common Stock as set forth in Registration Statement Form 8-A filed with the Commission on February 2, 1987.

            Page   5 of 24 Pages; Exhibits begin on page 22

    All other reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of all other documents incorporated by reference into the Registration Statement of which this Prospectus is a part, other than exhibits to those documents. Requests should be directed to Daniel T. Murphy, InterSystems, Inc., 537 Steamboat Road, Greenwich, CT 06830 (telephone: (203) 629-1400).

                        -----------------------

                              THE COMPANY

    The Company is engaged in the design, manufacture and sale of specialized materials handling equipment, the sale and distribution of commercial rolling doors and hurricane resistant shutters, and in providing custom compounding services for resin producers.

      The Company's two principal lines of business today consist of the operations of its wholly-owned subsidiary, InterSystems, Inc., a Nebraska corporation ("InterSystems Nebraska"), which designs, manufactures and sells specialized materials handling equipment, and, beginning in late 1995, sells and distributes commercial rolling doors and hurricane resistant shutters, and the custom resin compounding operations conducted by its wholly-owned subsidiary, Chemtrusion, Inc. ("Chemtrusion"). For each of the two years ended December 31, 1995, approximately 76% of the Company's revenues were attributable to the business of InterSystems Nebraska and approximately 24% of the Company's revenues were attributable to the business of Chemtrusion.

    InterSystems, Inc. was organized under the laws of the state of Delaware in 1984. As used herein, "Company" refers to InterSystems, Inc. and its subsidiaries, unless the context indicates otherwise. The Company's principal executive offices are located at 8790 Wallisville Road, Houston, Texas 77029 and its telephone number at that location is (713) 675-0307.




            Page   6 of 24 Pages; Exhibits begin on page 22

                            SPECIAL CONSIDERATIONS
    All prospective investors should consider carefully, among other things, the following factors before purchasing any securities offered hereby:

    Recent Operating Losses; Limited Capital. For the years ended December 31, 1994 and 1995, the Company had losses from continuing operations of $732,000 and $695,000, respectively. The Company had a loss from operations of $303,000 for the first three months of 1996, as compared to a net loss of $250,000 for the comparable period in 1995.

 The capital needs of the Company's newly formed subsidiary, Tropical Systems, Inc. ("TSI"), are significant. While original estimates of the cost of clearing title to the assets of Tropical Manufacturing Group, Inc. to be purchased by TSI remain at approximately $250,000, additional working capital is needed to maintain the day to day operating expenses of this division while marketing and sales are being developed to cover future cash flow and working capital needs. For the year ended December 31, 1995, TSI recorded revenues of $852,000 and a net loss from operations of $231,000. For the three months ended March 31, 1996, TSI operated at a loss of $152,275, and has continued to operate at a loss through the date of this Prospectus. Working capital needs for this subsidiary through the end of 1996 are currently estimated at a minimum of approximately $500,000. No assurance can be given that sufficient sales will be developed by TSI to meet its working capital needs, or that the Company will be able to raise sufficient funds needed to fund TSI for the foreseeable future. If neither situations occur, the Company may be forced to discontinue operating TSI.

    The recent history of losses subjects the Company and its subsidiaries to a number of risks, including limited access to capital, uncertain markets and competition. There can be no assurance that the Company's existing capital and cash flow from operations will be sufficient to meet its working capital needs, or the working capital needs of its subsidiaries, in the future should operating losses continue, nor can there be any assurance that the Company will be profitable in the future.

    Capital may be needed by the Company to call the Warrants, or to redeem the Shares comprising the units offered in the Company's December 1995 private placement in accordance with the terms of those securities. The maximum amount required to call the Warrants will be $39,000 (although $1,404,000 will be realized by the Company assuming that all of the Warrants, once called, will be exercised), and the maximum amount required to redeem all the Shares will be $2,808,000. Furthermore, an additional $13,750 may be needed to call another class of common stock purchase warrants outstanding. Should the Company decide to call any outstanding warrants, or should the holders of Units require the Company to redeem the Shares, the Company may be required to undertake a financing to raise sufficient capital to complete any such call or redemption. No assurance can be given that the Company will be able to successfully complete such a financing or otherwise raise the necessary funds.



            Page   7 of 24 Pages; Exhibits begin on page 22

Control by Helm Resources, Inc. Helm Resources, Inc. ("Helm") currently owns approximately 24% of the Common Stock. Four officers and directors of Helm, who are also officers and directors of the Company, in the aggregate own approximately another 4.4% of the Common Stock. Such a concentration of effective voting power and control could serve to perpetuate management.
The overlap of directors of the both companies creates inherent conflicts of interests. For example, in connection with the possible acquisition of Interpak Holdings, Inc. from Helm, this transaction and other similar transactions may indirectly benefit directors and officers of the Company who are also directors, officers and security holders of Helm, although the Board of Directors of the Company has recently elected Mr. William Lurie and Mr. Leonard Friedman as independent directors to the Board, and has appointed Mr. Lurie Chairman of the Acquisition Committee which will evaluate and negotiate the possible acquisition.

    In addition, Helm provides management services to the Company. The allocated expenses for such management services, based on certain formulas which management deems to be reasonable, amounted to $36,000 and $52,920 for 1994 and 1995. The Company also pays approximately $30,000 per month in salary and benefits to certain individuals who are employees of both Helm and ISI pursuant to their employment agreements with the Company. These expenses have continued during 1996, and are expected to continue in the future.

    Reliance on Key Personnel. Mr. Scott Owens, President of Chemtrusion, is integral to the operation of that subsidiary, and at the present time that company does not have in place an assistant to Mr. Owens who could assume his responsibilities should Mr. Owens leave the employ of the Company or otherwise be unable to perform his duties.

    Customer Dependence. During 1995, one customer, Montell U.S.A., Inc., accounted for approximately 75%, respectively, of Chemtrusion's revenues and 20% of the Company's revenues. The loss of this customer would have a material adverse effect on the compounding business and the Company's revenues, and there can be no assurance that Chemtrusion could fill the production capacity resulting from such loss.

    Market for the Common Stock; Shares Eligible for Future Sale. The Common Stock is currently traded on the American Stock Exchange. However, there is no assurance that an active trading market in the Common Stock will continue. Accordingly, no assurance can be given that a holder of the Common Stock will be able to sell the Common Stock in the future or as the price at which the Common Stock might trade. The liquidity of the market will depend upon the number of holders thereof, the interest of the securities dealers in making a market in the Common Stock and other factors beyond the Company's control.




            Page   8 of 24 Pages; Exhibits begin on page 22

    There are currently 6,378,343 shares of Common Stock outstanding. In addition, 1,587,215 shares of Common Stock are or will become issuable upon conversion of outstanding debentures, 1,690,352 shares of Common Stock are issuable upon exercise of warrants that are outstanding or reserved for issuance, 325,000 shares of Common Stock are reserved for issuance under the Company's employee stock option plan (121,228 of which are subject to currently outstanding options) and 450,000 shares of Common Stock are issuable upon the exercise of other outstanding options. The shares of Common Stock and shares issuable upon conversion or exercise of other outstanding securities of the Company will be eligible for immediate resale in the public market without restriction. Future sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. It is anticipated that a significant amount of Common Stock would be issued to Helm in connection with the possible purchase of Interpak Holdings.

    Dividend Policy. The Company has not paid any cash dividends during the past several years. The Company currently intends to retain all of its earnings to support the development of its business and does not anticipate paying any cash dividends for the forseeable future. Furthermore, InterSystems Nebraska is a party to a credit and security agreement providing for a revolving line of credit up to $1.75 million which prohibits the declaration or payment of cash dividends by InterSystems Nebraska. This prohibition has the practical effect or restricting the payment of dividends on the Company's common stock.

    Anti-Takeover Provisions. The Company's Certificate of Incorporation and By-Laws include provisions that may have the effect of delaying or preventing a change in control of the Company. The Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock. As a result, the Board of Directors could, without stockholder approval, issue preferred stock with voting, liquidation preference, dividend and other rights superior to those of the Common Stock. The issuance of such preferred stock could adversely affect the voting power of holders of the Common Stock and could be used to prevent a third party from acquiring control of the Company. In addition, the Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three year terms, with the number of directors in each class to be as nearly equal as possible. The vote of two-thirds of the outstanding shares of stock entitled to vote on the matter is required to remove a director from office. A staggered board and the super majority vote required for the removal of directors are additional factors which could make it more difficult for stockholders to change control of the Company.

  Contingent Liabilities of the Trading Business. In April 1993 the Company completed the sale of its trading business to Bamberger Acquisition Corp. ("BAC"), a newly formed Delaware corporation owned by six individuals who were then members of the Company's senior management. In connection with the sale, BAC did not assume all of the liabilities of the trading business. In addition, with respect to those liabilities which were assumed, the Company remains liable, together with BAC, to all secured and unsecured creditors (including lessors), vendors and trade creditors of the trading business who did not release the Company following consummation of the sale. As of December 31, 1995, such contingent liabilities (which by such date consisted of lease obligations

         Page   9 of 24 Pages; Exhibits begin on page 22

only) were estimated to be approximately $654,000. In circumstances where the Company has a continuing liability together with BAC for such obligations, the Company would have a contractual right to indemnification from BAC for any liabilities actually incurred. No assurance can be given that such indemnity could be easily and quickly enforced by the Company.

                            USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Securities by the Selling Stockholders hereby, except that it will receive the aggregate exercise price of the Warrants, estimated to be approximately $1,404,000 and the aggregate exercise price of the Fund Warrants, estimated to be $122,500. In addition, should the Fund decide to convert the Fund Fee, it will eliminate $36,250 of Company indebtedness. The shares of Common Stock underlying the Warrants, the Fund Warrants and the Fund Fee are being registered pursuant to a contractual obligation on the part of the Company to register these shares to provide the holders thereof with freely tradable Common Stock upon exercise. The Company does not know whether any of the Warrants or Fund Warrants will be exercised, or the Fund Fee converted, and therefore has made no specific plans to utilize the proceeds, if any, from such exercise. If any Warrants or Fund Warrants are exercised, or if the Fund Fee is converted, the Company intends to use the proceeds for general corporate purposes.

















           [The rest of this page intentionally left blank.]
















            Page  10 of 24 Pages; Exhibits begin on page 22

                             SELLING STOCKHOLDERS
    The following tables (Table 1: Private Placement Securities and Table 2:
Zeidman and Fund Securities) provide information with respect to the name of each Selling Stockholder (Column 1), the number and percentage of shares of Common Stock held by each Selling Stockholder prior to the offering, including shares offered hereby and shares of Common Stock which the Selling Stockholder has the right to acquire within 60 days (Column 2), the number of Placement or Zeidman Shares which are offered hereby (Column 3), the number of Warrant Shares, Fund Warrant Shares and/or Fund Fee Shares which are offered hereby (Column 4) and the number and percentage of shares of Common Stock which will be held by each Selling Stockholder after the offering, including shares which the Selling Stockholder has the right to acquire within 60 days (Column 5). Because the Selling Stockholders may sell all or a portion of their Shares offered hereby, and the fact that this offering is not being underwritten on a firm commitment basis, the amount of securities that may be owned after the offering assumes that the Selling Stockholders will offer and sell all of Shares offered for sale hereby and not acquire any other securities issued by the Company.


Table_1:_Private_Placement_Securities

                          Shares/%        Placement   Warrant   Shares/%
Name of                   Beneficially    Shares      Shares    Benefically
Selling                   Owned Prior     Offered     Offered   Owned After
Stockholder               to Offering(1)   hereby      hereby     Offering

Stanley J. Arkin           60,000/*        40,000     20,000        -
Ashton Investments Ltd.   120,000/1.9      80,000     40,000        -

Matthew A. Berdon,         60,000/*        40,000     20,000        -
Trustee, Matthew A.
Berdon IRA R/O

Robert H. Elman            60,000/*        40,000     20,000        -

S. Marcus Finkle          282,500/4.3(2)  120,000     60,000    102,500/1.6

First New Hampshire        30,000/*        20,000     10,000        -
Investment Services
TTEE William Welsh IRA

Paul Getty                180,000/2.8     120,000     60,000        -

Alan Goldstein             30,000/*        20,000     10,000        -

Josef Grunwald            120,000/1.9      80,000     40,000        -

Walter J. Lack            120,000/1.9      80,000     40,000        -

Nancy Levy                 30,000/*        20,000     10,000        -

Marvin Kaplan              60,000/*        40,000     20,000        -

            Page  11 of 24 Pages; Exhibits begin on page 22




Mark D. Margolis           60,000/*        40,000     20,000        -

Astrid C. Mehlich          51,142/*(3)      8,000      4,000     39,142/*

U/W May C. Mehlich F/B/O   25,661/*(4)      8,000      4,000     13,661/*
William O. Mehlich Trust

Peter Carlson Mehlich      12,000/*         8,000      4,000        -
Irrev. Trust, Anne C.S.
Mehlich, T'ee

Robert W. Mehlich          46,526/*(5)      8,000      4,000      34,526/*

Robert W. Mehlich Jr.      12,000/*         8,000      4,000        -
Trust d/t/d 1987

William O. Mehlich         51,142/*(6)      8,000      4,000      39,142/*

Richard Osterer            12,000/*         8,000      4,000        -

Marjorie Phillips          60,000/*        40,000     20,000        -

Cheryl M. Schmitz          39,892/*(7)      8,000      4,000     27,892/*

Roger W. Schmitz Trust     12,000/*        8,000       4,000        -
d/t/d 12/16/87
Michael & Cheryl
Schmitz, Trustees

Frederick M. Schmitz       12,000/*        8,000       4,000        -
1987 Trust
Michael & Cheryl
Schmitz, Trustees

Rose Segal Trust           30,000/*       20,000      10,000        -
FBO Florence Cohen

The InterGroup Corp.(9)   288,000/4.5    192,000      96,000        -

William Timberman         120,000/1/9     80,000      40,000        -

Tradewind Fund I, L.P.    240,000/3.8    160,000      80,000        -
c/o Harbor Capital Mgt.

Tamar Valenta              60,000/*       40,000      20,000        -

Morris & Gayle Weitz       12,000/*        8,000       4,000        -

John Winfield (8)         288,000/4.5    192,000      96,000        -

Stephen & Jaclyn
Zimmerman                  18,650/*        8,000       4,000      6,650/*


            Page  12 of 24 Pages; Exhibits begin on page 22

Table 2: Zeidman and Fund Securities

                                                      Fund Fee/
                                                      Fund
                          Shares/%        Zeidman     Warrant   Shares/%
Name of                   Beneficially    Shares      Shares    Benefically
Selling                   Owned Prior     Offered     Offered   Owned After
Stockholder               to Offering(1)   hereby     hereby     Offering

Fred S. Zeidman(9)        645,000/9.5     200,000        -      445,000/6.5

The Mezzanine
Financial_Fund, L.P.(10)   71,250/1.1        -        71,250        -
* less than 1%

(1) Except as otherwise indicated, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated. Also includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

(2) Includes 37,500 shares issuable upon exercise of the Company's common stock purchase warrants exercisable at $3.50 per share and expiring December 31, 1999 (the "Dividend Warrants") and 65,000 shares issuable upon exercise of common stock purchase warrants exercisable at $1.50 per share and expiring June 30, 2000 ("June 2000 Warrants").

(3) Includes 19,231 shares issuable upon conversion of the Company's 8% Convertible Subordinated Debentures due August 31, 2003 (the "8% Debentures), 13,661 shares issuable upon conversion of the Company's 10% Convertible Subordinated Debentures due June 30, 2001 (the "10% Debentures") and 6,250 shares isuable upon exercise of Dividend Warrants.

(4) Includes 13,661 shares issuable upon conversion of 10% Debentures

(5) Includes 14,615 shares issuable upon conversion of 8% Debentures, 13,661 shares issuable upon conversion of 10% Debentures and 6,250 shares issuable upon exercise of the Dividend Warrants.

(6) Includes 19,231 shares issuable upon conversion of 8% Debentures, 13,661 shares issuable upon conversion of 10% Debentures and 6,250 shares issuable upon exercise of Dividend Warrants.

(7) Includes 14,231 shares issuable upon conversion of 8% Debentures and 13,661 shares issuable upon conversion of 10% Debentures.

(8) Mr. Winfield is the Chairman of the Board, President and controlling stockholder of The InterGroup Corporation.

(9) Mr. Zeidman is the President and a director of the Company. His holdings include 400,000 shares issuable upon exercise of options to purchase 200,000 shares of Common Stock at $2.00 per share and options to purchase 200,000 shares of Common Stock at $3.00 per share and 15,000 June 2000 Warrants.

(10) Messrs. Herbert M. Pearlman, David S. Lawi and Walter M. Craig, Jr., directors of the Company, are limited partners of, and Mr. Craig is President of, the Fund.

            Page  13 of 24 Pages; Exhibits begin on page 22

                             PLAN OF DISTRIBUTION

     This Prospectus relates to the offer and sale by the Selling Stockholders of 1,560,000 Placement Shares, 200,000 Zeidman Shares, 780,000 Warrant Shares, 35,000 Fund Warrant Shares and 36,250 Fund Fee Shares ) (the Warrant Shares, the Fund Warrant Shares and the Fund Fee Shares are hereinafter collectively referred to as the "Warrant Securities"). From time to time, the Company may amend this Prospectus by Prospectus Supplements or post-effective amendments to the Registration Statement of which this Prospectus is a part, to offer shares of Common Stock obtained upon exercise of the Warrant Securities by certain persons who may, by virtue of their relationship to the Company, be deemed to be underwriters within the meaning of the Act.

       The shares of Common Stock issuable upon exercise of the Warrant Securities will be issued and distributed by the Company pursuant to the terms and conditions of those securities. Such Common Stock is being registered pursuant to the Act pursuant to the Company's contractual obligation to the holders of the Warrant Securities and offered by the Company hereby to permit the issuance by the Company of registered stock upon the exercise of the Warrant Securities in accordance with their terms. Additional shares of Common Stock may be issuable pursuant to the anti-dilution provisions of the Warrant Securities which shares are being registered hereby pursuant to Rule 416 promulgated under the Act. If all of the Warrants and Fund Warrants are exercised and the Fund Fee converted, the Company will receive aggregate cash proceeds estimated to be approximately $1,526,500 and the elimination of $36,250 in debt. See "Use of Proceeds."

       All remaining securities covered by this Prospectus are being offered for the accounts of the respective holders of the Placement Shares and the Zeidman Shares listed under the caption "Selling Stockholders."
Consequently, the Company will not receive any of the proceeds from the sale of the Placement Shares and the Zeidman Shares offered hereby.

       The Securities may be sold from time to time by the Selling Stockholders, or by their pledgees, transferees or other successors in interest, on the American Stock Exchange (or such other exchange on which the Securities are listed at the time of sale), in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The Securities may be sold by various methods, including, but not limited to one or more of the following: (a) directly in a privately negotiated transaction, (b) a block trade in which the broker or dealer so engaged will attempt to sell Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (c) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this Prospectus, (d) a transaction on the American Stock Exchange in accordance with the rules of such exchange,
(e) and ordinary brokers transactions and transactions in which the broker solicits the purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Alternatively, the Selling Stockholder may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form

              Page 14 of 24 Pages; Exhibits begin on page 22 of underwriting discounts, concessions, or commissions from the Selling Stockholders and/or purchasers of Securities for whom they act as agents. In addition any of the Securities which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act"), or otherwise pursuant to an applicable exemption under the Act, may be sold other that pursuant to this Prospectus.

       The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Company will not receive any of the proceeds of the offering of the Securities hereunder for the account of the Selling Stockholders. See "Use of Proceeds."

       If required by law, at the time a particular offer of Securities is made, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.
Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities.

      The Selling Stockholders have entered into indemnification agreements with the Company pursuant to which the Company will be indemnified against failure by the Selling Stockholders to deliver a Prospectus if required, as well as against certain civil liabilities, including liabilities under the Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), incurred in connection with any untrue (or alleged untrue) statement of a material fact or ommission of a material fact in this Registration Statement to the extent such liability relates to information supplied by the Selling Stockholder for inclusion in the Registration Statement or Prospectus.

       Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, certain of the Selling Stockholders and any person participating in the distribution of the Securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Securities by the Selling Stockholders. All of the foregoing may affect the marketability of the Securities.

       In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through

            Page 15 of 24 Pages; Exhibits begin on page 22 registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualify for sale in such state, or unless an exemption from registration or qualification is available and complied with.

       The Company will pay all of the expenses incident to the registration and certain other expenses related to this offering of the Securities, other than underwriting commissions and discounts, normal commission expenses and brokerage fees, applicable transfer taxes and attorneys' fees of Selling Stockholders' counsel, which will be borne by the Selling Stockholders.

                             LEGAL MATTERS
       Certain legal matters relating to the validity of the Common Stock being registered hereby have been passed upon for the Company by St. John & Wayne, Two Penn Plaza East, Newark, New Jersey 07105.

                                EXPERTS

       The consolidated financial statements of the Company incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and is incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.





























            Page  16 of 24 Pages; Exhibits begin on page 22

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses of InterSystems, Inc. in connection with the distribution of the securities being registered pursuant to this Registration Statement.

         Registration Fee.............................       $1,377.95
         Legal Fees and Expenses......................        3,500.00
         Blue Sky Fees and Expenses...................           -
         Accounting Fees and Expenses.................        1,500.00
         Transfer Agent's Fees and Expenses............          -
         Printing and Engraving Expenses..............           -
         Miscellaneous Expenses.......................          500.00

              TOTAL...................................       $6,877.95

Item 15. Indemnification of Directors and Officers.

         Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director or officer of the corporation (including attorney's fees) acutally and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

         Section 145(g) of the General Corporation Law provides in general that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

            Page  17 of 24 Pages; Exhibits begin on page 22

         Article Eighth of the Registrant's Certificate of Incorporation and Section Six of the Registrants's By-Laws give a director or officer the right to be indemnified by the Registrant to the fullest extent permitted under Delaware law.

Item 16: Exhibits

4.1      Form of Common Stock Purchase Warrants due January 15, 2000
         (filed as Exhibit 4.6 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995)

4.2 Form of Common Stock Purchase Warrant expiring December 31, 1999 (filed as an exhibit to Company's Form 10-K for the year ended December 31, 1991)

5.1      Opinion of St. John & Wayne, legal counsel to the Company *

13.1 The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 (1)

13.2 The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996 (1)

23.1     Consent of BDO Seidman, LLP. *

23.2     Consent of St. John & Wayne (included in Exhibit 5.1) *

24.1     Power of Attorney (included on Signature Page) *
_________________
*  filed herewith

(1) Incorporated by reference to such document as filed with the Commission.

Item 17. Undertakings

    The Registrant hereby undertakes:

   (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) [Not applicable];

    (ii) [Not applicable];

    iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.







            Page  18 of 24 Pages; Exhibits begin on page 22

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) The registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the registrant's latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Securiites Exchange Act of 1934, and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report on Form 10-Q, that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is therefore unenforceable. In the event that an agreement for an indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding), is asserted by a Director, Officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.







            Page  19 of 24 Pages; Exhibits begin on page 22

                                SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on this 31st day of July, 1996.

                                  INTERSYSTEMS, INC.

                                  By:/s/_Fred_S._Zeidman___
                                     Fred S. Zeidman, President, Chief
                                     Executive Officer
                                     and Director
                                     (principal executive officer)


                                  By:/s/ Daniel T. Murphy
                                    Daniel T. Murphy
                                     Vice President
                                     (principal financial officer)


                                  By:/s/ W. Chris Mathers
                                     W. Chris Mathers
                                     Controller
                                     (principal accounting officer)

    Each person whose signature appears below constitutes and appoints Fred Z. Zeidman, Daniel T. Murphy and W. Chris Mathers true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place an stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 31, 1996.

Signature                                    Title



/s/ Walter M. Craig, Jr              Director
Walter M. Craig, Jr.

              Page  20 of 24 Pages; Exhibits begin on page 22






____________________                 Director
Leonard Freidman




/s/ David S. Lawi                    Director
David S. Lawi




_________________                    Director
William Lurie




/s/ Daniel T. Murphy                 Executive Vice President and
Daniel T. Murphy                     Chief Financial Officer and
                                     Director




/s/_Herbert_M._Pearlman              Chairman of the Board of
Herbert M. Pearlman                  Directors




_______________________              Director
John E. Stieglitz




/s/ Fred S. Zeidman                  President, Chief Executive
Fred S. Zeidman                      Officer and Director



              Page  21 of 24 Pages; Exhibits begin on page 22

                                                      Exhibit 5.1
                           St. John & Wayne
                           Attorneys At Law
                         Two Penn Plaza East
                    Newark, New Jersey  07105-2249
                            (201) 491-3300



                                           August 2, 1996
InterSystems, Inc.
8790 Wallisville Road
Houston, Texas  77029

RE: InterSystems, Inc.
         Form S-3 Registration Statement Covering 2,611,250 Shares of
         Common Stock

Gentlemen:

    We have acted as counsel for InterSystems, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of the captioned Registration Statement on Form S-3 filed under the Securities Act of 1933, as amended (the "Act")(the "Registration Statement"). Terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Registration Statement.

    In that connection, we have examined the Certificate of Incorporation and the By-Laws of the Company, the minutes of the various meetings and consents of the Board of Directors of the Company, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.





              Page  22 of 24 Pages; Exhibits begin on page 22

InterSystems, Inc.
August 2, 1996
Page 2


    Based upon the foregoing, we are of the opinion that:

1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

2. The outstanding Securities have been duly authorized and are validly issued, fully paid and non-assessable.

3. The Securities which are not outstanding, when exercised in accordance with the terms of (a) the Warrants, or the Fund Warrants, upon the Company's receipt of the applicable exercise price or other consideration therefor stated in such Warrants or such Fund Warrants, as the case may be; or (b) the documents evidencing the right to receive and convert the Fund Fee into Fund Fee Shares, will be validly issued, fully paid and non-assessable.

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

    By giving the foregoing consent, we do not come within the category of persons whose consent is required under Section 7 of the Act or are otherwise within the category of persons described in Section 11(a)(4) of the Act.
                                     Very truly yours,


                                     ST. JOHN & WAYNE




















              Page  23 of 24 Pages; Exhibits begin on page 22

                                                      Exhibit 23.1
                        Consent of Independent
                     Certified Public Accountants




InterSystems, Inc.
Houston, Texas


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 27, 1996, relating to the consolidated financial statements of InterSystems, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

We also consent to the reference to us under the caption "Expert" in the Prospectus.


                                     BDO Seidman, LLP


Houston, Texas
August 2, 1996



























              Page  24 of 24 Pages; Exhibits begin on page 22